UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 15, 2006

Landec Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-27446	94-3025618
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3603 Haven Ave. Suite E, Menlo Park, California		94025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-306-1650

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2006, the Board of Directors (the "Board") of Landec Corporation (the "Company") approved the following items:

(a) The Board approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries for the 2007 fiscal year (the "Plan"). Employees of the Company and its subsidiaries may earn cash bonuses based upon the achievement of separate revenue and income targets for the Company, Apio, Inc. and Landec Ag, Inc. Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the aggregate performance goals that is attained. The percentage of base salary used to determine each participant’s cash bonus payment ranges from 40% to 100% of base salary for executive officers (up to 198% for Nick Tompkins, Chief Executive Officer of Apio) and from 10% to 79% for other employees. Participants must attain a minimum percentage of the aggregate performance goals to receive a bonus under the Plan. Also, participants must be employed by the Company or one of its subsidiaries at the time that bonuses are paid. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s fiscal year.

(b) The Board approved an increase in the base salary of Greg Skinner, the Company’s Chief Financial Officer, to $265,000 for fiscal year 2007.

(c) The Board approved the grant of stock options and restricted stock units to certain employees of the Company. The stock options vest monthly over three years and the restricted stock units will vest on the third anniversary of the grant.

(d) The Board approved the grant of a stock option to purchase 5,000 shares of common stock and 1,667 restricted stock units to each non-employee director of the Company. The stock options are fully vested upon grant and the restricted stock limits will vest on the first anniversary of the grant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landec Corporation

June 15, 2006	By:	/s/Gregory S. Skinner

Name: Gregory S. Skinner
Title: Vice President and Chief Financial Officer